Exhibit 99.2

INTERCEPT INC.

CONFERENCE CALL FOR NOVEMBER 4, 2002 @ 10:30 A.M. EST

CHAIR PERSON:    JOHN COLLINS

EMAIL TRANSCRIPTION TO:    carole.collins@intercept.net

Operator:    Please stand by, your meeting is about to begin and please be advised that this conference is being recorded.

Good morning and welcome to the “Third Quarter Earnings Conference Call” for November 4, 2002. I will now turn the conference over to Carole Collins. Ms. Collins, please go ahead.

Carole Collins:    Thank you Joanna. Good morning and welcome. The purpose of this call is to review the company’s financial and operating results for the third quarter of 2002 and to discuss future guidance. During the course of this call, we will attempt to update you on our expectations for the remainder of 2002 and 2003 and we’ll make several forward-looking statements. Anything we say concerning Intercept’s projections, expectations, and beliefs for our future operations, growth, prospects, strategies, business, or financial condition is a forward-looking statement. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties many of which are outside of Intercept’s control that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can continue to sustain our current internal growth rate or our total growth rate, successfully close and integrate recent acquisitions of assets and businesses and other operations we may acquire continue to provide enhanced and new products and services that appeal to our financial institutions and merchant customers continue to have access to the debt and equity capital we need to sustain our growth and achieve our sales objectives. Other risks include the possibility that Netzee may be unable to repay our loans, the possibility that credit card companies may fine us for excessive credit card charge backs or other issues arising out of our merchant services operations, and the stock price volatility associated with small cap companies. These and various other factors are discussed in detail in the section on our most recent quarterly report on form 10Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—disclosure regarding forward-looking statements.” Now that we have that out of the way, I’ll turn the call over to John Collins.

John Collins:    Thank you Carole. I appreciate you joining us this morning for the call. We are proud to announce the earnings and the numbers and we believe that we had an exceptional quarter. We recorded record revenues of $66 million. Scott will discuss all the financials shortly. We’ll try to keep our comments to a minimum as usual. We also recorded profits of $0.29 a share excluding certain one-time items. We also believe, and we stated in it in our press release that we remain in a challenging market environment specifically as it relates to the one time software and hardware although we still feel very confident about our business and our business is going very well for us.

John Collins:     I’m sorry to interrupt. I’ve been told that this conference call is not going to the right company. Apparently the Intercept conference call that is being accessed on the Internet is not the one that’s being listened to and I’m not certain who’s getting ours. So, Joanna, if you’re still on, could you please come back on the line.

Operator:    I am here sir.

Speaker:    Okay Joanna, from what I’ve understood, I just walked in the other room and when people are accessing the Intercept conference call, they’re getting a different company’s message via webcast.

Operator:    Is it … I guess it’s possible they may have the wrong telephone number.

Speaker:    Okay. So as far as the information here, we’re sending it out to the correct people via the telephone number. The issue would be the webcast. Is that correct?

Operator:    That’s right.

Speaker:    Okay, let’s continue going …

John Collins:    You’re confident of that?

Operator:    Yes.

John Collins:    Okay.

Speaker:    Okay. We’ll go fix the webcast part.

Operator:    Okay. Thank you.

John Collins:    Sorry for the interruption. The only comment that I really want to make, and then I’m going to turn it over to Lynn Boggs, is that I really just wanted to talk about our management enhancements really rather than changes as we had announced earlier in the third quarter. Boone Knox who had served on our board since the inception of our company, as a public company has always been very helpful and beneficial and we believe that his position as vice-chairman will continue to, he’ll continue to help us in our endeavor. Also in the quarter, we made Lynn Boggs, the COO, he was already, as you know, he was already the president of the company, and has just taken on additional responsibilities of the COO and is doing an excellent job as it relates to that. And I’ll now turn it over to Lynn for review of the operational comments and updates prior to Scott’s update on the financials.

Lynn Boggs:    Thanks John. Good morning. I would like to take a few minutes today before Scott gets into the financial information to go over some of the operational highlights since our last conference call. As we have announced earlier this quarter, we have signed a letter of intent with Sovereign Bank to provide item processing and Check Imaging for their 530 branches located through the Northeast. This agreement, which will partner us with a $40 billion financial institution, is a great opportunity for us to continue our focus on Check Imaging versus traditional item processing. Further, we announced on September the 12 that we have opened a fully imaging enabled item processing center located in Los Angeles, California. We believe this new center along with our center opened in Seattle continues to show our commitment to a nationwide network of data and image processing centers to serve financial institutions throughout the United States. We now have 38 locations throughout the U.S. with all 28 of our item centers fully image enabled. As part of our Sovereign implementation plan, we’ll be opening four additional item centers and expanding to centers during the early part of 2003. During the third quarter, we also launched our net image product, an Internet enabled image retrieval service. This product will allow financial institutions and their customers to review front and back images of cleared checks when and where it is most convenient for them. During the first 60 days of this new offering, we have had over 60 financial institutions sign up for the Net Image. This product utilizes our existing infrastructure and will enhance our item processing offerings.

Our continued focus on merchant processing during the last 120 days resulted in several significant achievements. These included our agreement to manage merchant processing for 1st Source Bank, a $3 billion financial institution with a portfolio in excess of $100 million. We are also pleased to sign a contract to provide services for private label credit card of John Deere Credit. This service will provide data capture, transmission, and switching for authorization settlements for John Deere Credit’s 6000 merchant locations. We continue to see mainstream acceptance of our Internet merchant processing with the signing of NHL.com, Time.com, The Houston Chronicle, The Washington Post, and The Washington Post among others. I will now turn the call back over to John.

John Collins:    Forgive us for this brief delay, we apparently have some technical problems on the webcast and before Scott gets to the financials and we get to the questions, we’re trying to clear this up really for full and fair disclosure. We want to make sure that it’s available on the webcast at the same time that it occurs live. So, Joanne …

Operator:    Yes.

John Collins:    We’re going to pause for just a second to see if we can clear this technical issue up. I apologize to those of you on the line. But if you’ll bear with us for a minute, we’ll try to get this fixed before Scott goes on. So just bare with us for a minute or two.

This is John Collins, we … I’m just trying to give you an update. If we don’t have this fixed in another couple of minutes, then we’ll make some determination at that point. But again, bear with us for just a few minutes. We’ll expedite once we get this problem fixed.

Okay. Another update here. The webcast company that does these webcasts for us has now corrected their problem and we at least have some test people that have gotten on and our getting our call currently. And the one thing that we’re trying to resolve at this point is do they have to get offline and get back on, reconnect to get that connection live and we’re getting that answer from the webcast company so continue to bare with us for, I hope, not more than 60 more seconds and we’ll get back on track.

Joanne? Joanna?

Operator:    Yes.

John Collins:    I assume that I am still on this call and everybody on the call just got that message.

Operator:    Yes, you are live.

John Collins:    Thank you.

Operator:    You’re welcome.

John Collins:    Okay. Again, I apologize. I think we’re back online. I understand that now the webcast is being done and obviously we were concerned about again, full and fair disclosure to make sure that everybody got to hear this at the same time. I’m going to have to apologize again for another inconvenience. Because of the, because of the people that were on the webcast were hearing someone else’s call, that means that they did not get the information that Lynn had given as it related to the operational update. My information was very brief but I’ll just repeat that very quickly. And that was that we have a record quarter, 66 million with $0.29 per share recorded in profit excluding certain one-time items. And then I had talked about the announcement of Boone Knox as the vice-chairman and how that enhanced our overall management. And then Lynn Boggs as COO. And again, I’m sorry to repeat all those things but I think it’s necessary, and it’s necessary that Lynn go back through his statement to make sure that everybody has a equal opportunity to hear that statement. Lynn?

Lynn Boggs:    John thanks again. Good morning again. I would like to take a few minutes today before Scott gets into the financial information to go over some of the operational highlights since our last conference call. As we have announced earlier this quarter, we have signed a letter of intent with Sovereign Bank to provide item processing and check Imaging for their 530 branches located throughout the Northeast. This agreement, which will partner us with a $40 billion financial institution, is a great opportunity for us to continue our focus on Check Imaging versus traditional item processing. Further, we announced on September the 12th that we have opened a fully image enabled item processing center located in Los Angeles, California. We believe this new center along with our center opened in Seattle continues to show our commitment to a nationwide network of data and item processing centers to serve financial institutions throughout the United States. We now have 38 locations throughout the U.S. with all 28 of our item centers fully imaging enabled. As part of our Sovereign implementation plan, we’ll be opening four additional item centers and expanding two centers during the early part of 2003. During third quarter, we also launched our net image product, an Internet enabled image retrieval service. This product will allow financial institutions and their customers to review front and back images of cleared checks when and where it is most convenient for them. During the first 60 days of this new offering, we have had over 60 financial institutions sign up for Net Image. This product utilizes existing infrastructure and will enhance our item processing offerings.

Our continued focus on merchant processing during the last 120 days resulted in several significant achievements. These included our agreement to manage merchant processing for 1st Source Bank, a $30 billion financial institution with a portfolio in excess of $100 million. We are also pleased to sign a contract to provide services for private label credit card of John Deere Credit. This service will provide data capture, transmission, and switching for authorization and settlement for John Deere Credit’s 6000 merchant locations. We continue to see mainstream excessants of our Internet merchant processing with the signing of NHL.com, Time.com, The Houston Chronicle, and The Washington Post among others. I will now turn the call over to Scott.

Scott Meyerhoff:    Thanks Lynn. I’m happy to report the results for the three months ended September 30, 2002. Excluding the customer reimbursements line item revenue grew to 61.9 million from 34.8 million in the comparable prior year quarter, a growth of 77%. Revenue from the financial institutions segment grew to 42.2 million in the third quarter from 34.1 million in the third quarter of 2001, which was a growth of approximately 23.7%. Revenue in the merchant processing segment grew to 19.8 million from 750,000 in the third quarter of 2001. This growth was largely attributable to the acquisitions of iBill and EPX that closed during the second-quarter for which we received full benefit during the third quarter of 2002 and strong merchant growth since the date of acquisition. Net income available to common shareholders excluding the amounts related to Netzee and the reserve related to non payment amounts related to WorldCom increased to 5.7 million or $0.29 per share from 4.0 million or $0.24 per share in the second quarter, or in the third quarter 2001. WorldCom reserve is related to our Web 900 service offering in our merchant processing segment. We offer our merchants customers the ability to make charges through their phone bills rather than credit cards ultimately utilized and WorldCom is the service provider. The monies were collected from the merchant’s customers but were not remitted to Intercept. We have reserved against the amounts not remitted to us but are actively engaged in trying to recover these amounts.

In regard to revenues, the increase was fueled by internal growth of approximately 8% on a consolidated basis. As you may recall, we experienced unusually strong growth on an internal basis in the third quarter of 2001 of approximately 29% from significant one time hardware and one-time software sales in the data processing and check imaging area. Areas of our company that performed strongly during the third quarter of 2002 included ATM and debit, communications, and merchant processing. Areas of weakness included one time software and hardware sales specifically in the core processing, Check Imaging, and other related ancillaries mostly on a one time basis.

Another important measure that we often communicate is recurring revenues. During this quarter, recurring revenues were approximately 92%. Gross margins totaled approximately 56.4% for the third quarter of 2002 as compared to 57.3 for the third quarter 2001. The decrease was primarily due to incremental revenue from printing and rendering business acquired in October 2001 that carries a lower margin as well as a lengthening of the sales cycle and one time software that carries a higher gross margin than the company average. SG&A as a percentage of sales totaled approximately 34.2 which was a slight decrease from the 35% recorded in the third quarter, in the second quarter 2002 but an increase of over the 30.4% recorded in the third quarter of 2001. The increase over 2000 was primarily due to continued build out of infrastructure to handle our additional growth. Net income for the quarter excluding the 1.6 million charge a net of taxes related to WorldCom and the losses related to Netzee totaled 5.7 million or 0.29% per common share as compared to 0.24% per common share. Income tax provisions was 37.0% for the third quarter of 2002 and was in line with expectations. EBITDA excluding the charge totaled 13.7 million for the three months ended as compared to 9 million for the prior quarter of 2001.

Lynn had mentioned a little bit about Sovereign. I want to expand somewhat on a financial note. We expect revenue to be in in excess of 20 million per year and grow double digits from price and volume increases over the life of the contract. As part of this agreement, as we previously disclosed, Intercept agreed to grant approximately 375,000 shares of its common stock that will be included in the outstanding shares in the fourth quarter. We expect to begin incurring costs in the fourth quarter of 2002 that will accelerate until the conversion of phase 1 of the contract and which we anticipate will be June of 2003 and will cease upon the conversion of phase 2 of the contract, which is expected to finish in November of 2003. We expect the total financial impact from the contract to be neutral during 2003 on a net income basis with significant profitability expected by fourth quarter when the conversion is completed. We’ve been asked by a number of people relative to the returns we expect this contract to generate. We expect returns on capital in excess of 11% over the life of the contract, which includes the value of the shares granted to Sovereign. As we state in the press release earlier today, we continue to see strong demands for our outsource suite of services, specifically core processing, check Imaging, and ATM debit services. In fact, over the last 120 days we have signed 22 new customers to our core processing solutions. However, we have seen a difficult environment related to our sales in the area of one-time software products specifically the core processing, Check Imaging, and other ancillaries. Due to these factors and the shares granted and the cost which will begin to incur to convert Sovereign, we expect earnings per share to be in the range of $1.11 to $1.15 for financial year 2002 and $1.28 to $1.32 per share in fiscal year 2003.

Excluding the charges we talked about, WorldCom and Netzee, we generated positive EBITDA, 13.7 million in the third quarter and 34 million for the nine months ended and have generated cash flow from operations of $27.1 million through the first nine months of this year. Lastly, on a administrative note, we have talked about the intent to go ahead and do a syndicated facility. We’re working on finalization of our credit facility. We continue to believe that 90 to 130 million is where we’d like to be and we believe that this will give us significant financial flexibility in the future to do any number of things. With that being said, I’ll turn the call back over to John Collins.

…

John Collins:    Thank you Scott. I won’t delay; we’re already pretty far behind because of technical difficulties. So Joanna, lets start with the questions.

Operator: Thank you. We will begin the question and answer session. To place yourself into the question queue, please press *1 on your touch-tone phone. If you are using a speakerphone, please pick up your handset and then press the *1. To withdraw your request, press *2. Please go ahead if you have any questions.

Our first question comes from Jeff Baker, please go ahead.

Jeff Baker:    Hey guys. Scott, just a couple of things. Number one, can you give us the organic growth by category. You gave us corporate was 8, but what about financial institution merchant?

Scott Meyerhoff:    I’ll break it down even a little bit further. In the service fee caption, it’s approximately 7%; data com was 16%; the equipment products was actually a decrease year over year of about 30% due to the significant growth that we had in the third quarter of 2001; and the merchant segment was approximately 18%.

Jeff Baker:    Okay. And … sorry, good, that’s helpful. And then also you kind of ran through some revenue numbers for the financial institutions and merchants that didn’t sound like they matched up with the press release. Can you go over those? I’ve got financial institutions at 41.5 million.

Scott Meyerhoff:    Yes. If you go ahead and take out the customer reimbursements, it would be 41,500,000, correct.

Jeff Baker:    Okay. And then on the merchant?

Scott Meyerhoff:    The merchant took 20,423,000.

Jeff Baker:    Okay. And those include the reimbursements or exclude?

Scott Meyerhoff:    Exclude.

Jeff Baker:    Okay.

Scott Meyerhoff:    The reimbursements were 4,360,000 on top of that.

Jeff Baker:    Okay. Great. And then, can you talk about the capital structure as far the debt obligations you have for current, current liabilities and the free cash flow? And give us what the free cash flow number was for the quarter was. Thanks.

Scott Meyerhoff:    Sure. As far as the total debt outstanding, we have approximately $49.5 million of debt outstanding today. We have a $50 million line plus a $5 million component above and beyond that which is short-term in nature. We would expect to go in and refinance both of those components through a syndicated facility but we have no issue relative to the compliance of any of our debt covenance or terms at this point in time. As to the second part of your question, I lost my train of thoughts. Free cash flow; cash flow from ops for the first nine months was approximately $27 million. That was 15.7 million through the six months, which generated approximately 11.4 million cash flow from operations during the third quarter of 2002.

Jeff Baker:    And then after CapEx, what was the CapEx for the quarter.

Scott Meyerhoff:    $4.1 million.

Jeff Baker:    4.1 million. Okay. And one more question. I’ll let somebody else ask. Can you talk about the gross margin, what’s going on there as far the financial institution as well as the merchant? It looks like it was down. Sequentially, where do you expect that to turn going forward? Thanks.

Scott Meyerhoff:    Sure. I think the merchant business was actually up over 150 basis points and the bank group was down approximately 150 basis points, give or take 10 or 20. The bank group down primarily due to the one-time software items that we talked about as we’ve discussed a number of times, the margins on one-time software are significantly in excess of item. The total company, we came up short pretty significantly on the one-time software items, which was made up in part by the strong merchant performance. So what you saw was an increase in gross margins on the merchant group and a decrease of margins on the bank group.

Jeff Baker:    Okay. So if the in-house doesn’t improve, lets say it remains dismal, do you look for gross margins to continue to go down or is this kind of like a base case down here with the bank group?

Scott Meyerhoff:    I think we still had a good amount of one-time sales regardless of the difficult environment making our number we weren’t really where we need to be. I guess a lot of it is predicated upon what we expect, or what we see in the marketplace and I think what we’re telling you is that the market has, in our estimations, has not improved significantly. We expect to see continued weakness in the one-time so I would say that, that would continue to pressure margins up to another 100 basis points.

Jeff Baker:    Okay. Great. Thanks.

Scott Meyerhoff:    Just in the bank group I might add.

Jeff Baker:    Great. Thanks.

Operator:    Our next question comes from Stephen Laws, please go ahead.

Stephen Laws:    Good morning. With the Net Image, can you guys talk about that product a little bit more? I think you said you signed 60 this quarter. Is that a new product? Can you maybe give us some details on that?

Lynn Boggs:    Stephen, I think, from our perspective, it’s just an enhancement to the product of the image enabled processing that we do today. We rolled it out in early September to our current customers that we have on a service bureau environment. It’s just an enhancer. Where they’re able to go in, from a financial institution standpoint, and obtain those check images to do research. We think it saves the banks some significant time. The bank also has the ability to pass that along to its commercial and retail customers so they can go in and do the same thing the bank is doing, is look at their images as soon as their processed through the center at night. It’s something we’ve just enhanced to what we’re already doing with our check imaging system we have out there today.

Scott Meyerhoff:    And Stephen, from the financial standpoint, what this means for us, is really that there are no significant related costs. The infrastructure that we put in place for Check Imaging and the archives that we keep allow us to offer this at significant margins to us.

John Collins:    And it’s offered without regard to their Internet banking product. So they can offer this to their customers whether they have an Internet banking product or they do not.

Stephens Laws:    Okay. Great. And I guess, if we could maybe touch on the expenses going forward over the next, say, 12 months as we get the four new centers functional as well, you know, upgrading two additional facilities. Do you expect the expenses to be, you know, pretty straight line? Are there any significant, any lumpiness through the next 12 months going forward that we need to factor in our estimates going forward?

Scott Meyerhoff:    Stephen, the conversion as we understand it today, and I (calculated this) under the fact that the contract is still being negotiated and the costs are an estimate and they may change based on the, based on the decisioning of the bank itself. But the way we understand it today, is that the first region will convert in June and the second region will convert in November and they’re pretty similar in size. We would have to go ahead and incur cost in the first quarter and most of the second quarter without any revenue, with revenue starting in June and then would have additional costs relative to the second conversion which would cease upon the conversion of phase 2 in November, 2003. What we expect is probably incremental costs of under $100,000 here in the fourth quarter, of nearly half a million dollars in both the first quarter, and second quarter, even offset partially by the revenue with most of the profits starting, as we talked about in the press release, in the fourth quarter of 2003. Once we have no more training and conversion costs and both phases are live, so we would expect to go ahead and see that $1.28 to $1.32 number we have to be somewhat back end loaded upon the conversion of that bank and the substation of the one-time cost relative to it.

Stephen Laws:    Great. And I guess, you know, one final question. It’s kind of a combination of two. But as far as the other income line, can you talk about, maybe, what your interest rate is? And additionally, I think, the advance you guys gave SLMsoft, was that due November 30th? Was that what the last Q said? Our can you talk about that? I know it’s secured by shares of Intercept stock. Could you talk about the timing of that event?

Scott Meyerhoff:    Sure. I’ll hit on the other income line. Our interest currently today is at liable or base and it’s based on tiers of debt to EBITDA which range from anywhere from liable plus 125 to liable plus 200. As to the SLM, one thing we did, when we acquired the division we had, the bancline product, the core processing product we acquired, we had all rights and privileges to it under $1 billion and over $1 billion, SLM had the ability to share in some benefit if we had sold banks over a billion on that core processing product. What we did with them was renegotiated the note where they will go ahead and pay a higher interest rate getting a nine month extension secured by all the stock and will give up all rights and privileges relative to any of the bancline or core processing products which are currently outstanding. So that gives us full benefit and full ownership with no revenue share at all for any size customer in the United States. So that was extended until June 30.

Stephen Laws:    Great. Thanks a lot.

John Collins:    Thank you.

Operator:    Your next question comes from Art Bender, please go ahead.

Art Bender:    Good morning. A couple of questions. First of all, can you tell us if the item processing is growing faster than the core processing within financial institutions? And if so, is that something that is weighing on your margins?

Scott Meyerhoff:    Well I think that, Art, this is Scott. The margins, if you take a look at from the standpoint of a year over year comparison. When we acquired the Holmes and Shaw business on October 1st, that had lower gross margins but almost in line in the operating margins and you’ll have a true year over year comparison. But when you factor in the Sovereign signing, clearly the contract of that magnitude will make the item processing, and check imaging business grow quicker than that of core processing. But I think it’s some of the things that Lynn had talked about of products such as net image and clearing images outside of the feds for banks and some of our centers that does type of things will allow us to increase our margins on our existing customers. I don’t really believe that that is weighing us down at this point in time on the margins side, on the bank business. I think most of the margins degradation is coming through from the lack of the one time software items in the third quarter.

Art Bender:    Okay. And you mentioned that the long-term return on capital for Sovereign, for the Sovereign deal would be about 11%. Is that a target for the business as a whole or, you know, is that lower, higher relative to your target for the business as a whole?

Scott Meyerhoff:    I think we’d like to see double-digit returns on capital. I think that’s something that both investors and management here at Intercept are very focused on and getting the best returns possible on the deployed capital and I think we would like to go ahead albeit the number that we are currently are experiencing is lower than that, we would like to go ahead and have returns on capital in a double-digit basis.

Art Bender:    Okay. And then touching again on SLM. You mentioned that you have extended that until June 30. At that time, assuming that your stock price stays where it is right now, will they have earned enough Intercept shares to fully repay that loan or are you counting on some other financial contributions from them to repay that thing?

Scott Meyerhoff:    Well I think that have any number, any measures of recoverability. This first being, of course, the shares outstanding which I believe are somewhere in the neighborhood of between 380,000 and 425,000, I don’t know the exact number because there’s still some earn out components to be cleared out. So I guess, given that, at the current stock price, that’s about 6 to 6.5 million dollars but there are other avenues of collection from cash flow and recoverability from the company. We’ve done a review of their financial statements and based on our extension, we believe that they have the means to go ahead and make payments if the stock is not at a level where the stock itself satisfies it.

Art Bender:    Great. Thanks very much. Nice quarter.

Scott Meyerhoff:    Thank you Art.

Operator:    Your next question comes from Nick Fisken, please go ahead.

Nick Fisken:    Hi. Good morning. Can you, can you walk us through the components of that other income please?

Scott Meyerhoff:    Well the other income would be primarily the interest expense on the facilities we have outstanding plus interest income from notes receivable from SLM and Netzee.

Nick Fisken:    Can you give us the details on that?

Scott Meyerhoff:    Well the Netzee loan is at prime plus two. The SLM loan was at prime is now prime plus two as well. And the interest expense that we pay would be a combination of, depending on debt to EBITDA ratios that I talked about. Lastly, we do have some CD secured notes out there. When we entered into the CDs, the interest rates were higher than what the current market is and were in excess of what we had to pay for our debt. So we’ve got interest income and interest expense relative to the CD secured notes as well.

Nick Fisken:    So in that, for this quarter, did you guys get any

kind of fees for extending the note for SLM?

Scott Meyerhoff:    Yes sir; $85,000.

Nick Fisken:    At any, how much was the iBill, how much did you pay on there earn outs for this quarter?

Scott Meyerhoff:    Zero.

Nick Fisken:    You paid out zero on that?

Scott Meyerhoff:    That is correct.

Nick Fisken:    Does that mean you’re not getting the return that you anticipated?

Scott Meyerhoff:    No sir, not at all. In fact, if you looked at it, we had expected that we would not pay any earn out in the first quarter or two and that was really based on where they believe they could be next year. So I don’t think that implies that at all.

Nick Fisken:    Does that mean that the total earn out goes down by 8 million then?

Scott Meyerhoff:    Well they forgo the ability to earn it so, you know, they had the ability to earn, you know, an infinite amount. They did not earn any so they get zero, and it just moves on. The 8 million I think you’re referring to gave us the ability to buy out the earn outs at any point in time if they were exceeding by a wide margin. Kind of our put and call feature that we had in the purchase price.

Nick Fisken:    In your review of the SLM note, or their financials. I’m wondering why they didn’t pay out, pay their amount due and why the extension?

Scott Meyerhoff:    Well I think we extended it and received value from the core processing system and what we got out of that. And additionally, they believed that they didn’t have the cash to pay it out and believed that there was value in the shares that they wanted to get to realize. They were willing to give up something to go ahead and remain, and have the ability to get the upside out of the note.

Nick Fisken:    And then, lastly, in the internal growth that you gave us of 8%, is there anything included in there from HSI, iBill, or EPX?

Scott Meyerhoff:    Well, the merchant side, absolutely. I think they had a strong growth year over year. The HSI piece, I know we’ve been through a number of times, if we signed new customers relative to HSI after we acquired them, that is internal growth. If we converted things from our existing centers over there, that is not internal growth. And as far as the internal growth component, as we talked about service fees was 7%, data com 16, merchant processing approximately 18 in total, and of the service fee, the strongest area being EFT which is about 23%.

Nick Fisken:    Great. Thank you.

Scott Meyerhoff:    Thank you.

Operator:    Your next question comes from Chris Rowen, please go ahead.

Chris Rowen:    Hi. Can you give us the components of the $3 million sequential rise in SG&A?

Scott Meyerhoff:    The most significant piece of that would be due to the opening of our call center in Florida relative to merchant processing. As well as continued growth from the facilities that we’ve opened in Los Angeles as well as other item processing initiatives. The merchant processing specifically, what we did there is what we talked about earlier, we had outsourced that previously and we thought it was best for us to go ahead and handle that process entirely rather than outsource it to a third party who is more interested on going ahead and getting the volume of calls through rather than handling the calls the way we might handle them. We hired nearly 80 people at the beginning of the quarter and now have that call center fully staffed and fully operational.

Chris Rowen:    Okay. And what do you anticipate CapEx to be for next year?

Scott Meyerhoff:    CapEx, right now, the requirements that we have are in the 15 to $20 million range. Really touch, maybe even more specifically on Sovereign because I know a lot of people have asked the question probably just hasn’t come up yet. In calculating the returns on capital relative to Sovereign, we included the value of the stock first and foremost and secondly believed that we’ll have in the neighborhood of 4 to $6 million of capital out-of-pocket expenditures and then we’ll also lease equipment in excess of $10 million, which is fully included in all the

Sovereign calculations and numbers. And arriving at that return on capital, it just made more sense for us rather than to buy given the low lease rates that we have access to go ahead and lease that, lease those amounts. So in the 15 to 20, it includes approximately 5 million related to Sovereign and 10 to 15 million outside of Sovereign.

Chris Rowen:    Okay. And the lease equipment is $10 million a year?

Scott Meyerhoff:    No sir. That’s a total lease, which will go ahead and be expensed over the life of the contract. So in a six-year deal, that’s over 72 month period.

Chris Rowen:    Okay. Great. Thanks a lot.

Operator:    Your next question comes from Jim Oberweis, please go ahead.

Jim Oberweis:    Hi. I’ve got a rather obscure accounting question for you. But under the, and I’m, I only have limited knowledge on this so bare with me. But in the emerging issues task force abstract 01-9, accounting for consideration given by a vender to a customer, would your agreement with Sovereign, where you give them 375,000 shares of stock apply to this rule? My understanding of the rule is in a case where stock is issued that there’s such an agreement, that the first, you take the value of those shares at the time of the grant of the shares and that, until an amount in revenue equal to the value of those shares occurs, you can not under GAP recognize revenue.

Scott Meyerhoff:    No, actually sir, the EIT F01-9 actually was put in practice a number of years ago when internet companies were trading bandwidth and other things really, that were no tangible goods or tangible items transfer on hand which is not the case of what we’re doing. But the application is that if you give value for a contract, which we did in this case, we gave 375,000 shares, you have to take the value of that and that needs to be a reduction to revenue over the life of the contract. So in our case, what would happen is that $4 million of stock that we granted in the first week of October would be amortized over a 72 month period so it would be about $60 thousand a month which would be a reduction of revenue and arriving at our totals. So if we, hypothetically, added that $20 million that we talked about, that number would be reduced by that $800 thousand per year in the revenue caption to go ahead and arrive at what GAP revenues would be which we’ve already included in arriving at the guidance we have given to the streets in the excess of $20 million per year.

Jim Oberweis:    Great. I understand. Thank you very much.

Scott Meyerhoff:    Thank you sir.

Operator:    Your next question comes from Gary Prestopino, please go ahead.

Gary Prestopino:    I think my question has been answered. But Scott, I just want to go through what you said on Sovereign. CapEx of 6 million, 10 million on lease equipment, and 4 million on stocks, that’s the total capital outlook

Scott Meyerhoff:    Well actually it’s $5 million on CapEx, 4 million on stock, and as far as the lease equipment, approximately $10 million but that’s going to be, we don’t view that as a capital outlay from the standpoint of that’s going to run through the P&L statement on a monthly basis over the life of the contract.

Gary Prestopino:    So the real capital is about $10 million then?

Scott Meyerhoff:    Yes sir.

Gary Prestopino:    Thanks, thank you

Operator:    Your next question comes from David Trossman, please go ahead.

Lynn Boggs:    “David, did you make it”?

David Trossman:    Yes, can you hear me Scott?

Scott Meyerhoff:    Yes sir.

David Trossman:    Thanks. I’m wondering if you can give us at this time a little bit more color on how different your view of this Sovereign processing operation is relative to the way it’s been done in the past? I.e.: If you do this out of six centers, spread across the regions, is that more or less concentrated? I’m trying to figure out how big of a change this is for Sovereign and their bank operations.

Scott Meyerhoff:    Sure David, I’ll start. I’m sure that Lynn and John will chime in as well. But the way that the business traditionally has been done was that of a traditional item processing environment where it was an image, the carlar, the character recognition, account recognition wasn’t done where, basically you’d have hundreds of people encoding each and every check that came in but where as now, the read rates on the encoding through car and lar which is the character and account recognition will be nearly 70% which will ultimately cause us to have significantly less in costs. And secondly, as we talked about relative to imaging, I think that there’s a great benefit there to image it rather than have it all on the traditional check environment. I know a number of people have asked relative to the contract: “Are you going to make money on this?” “Are you going to have significant returns?” and “How is this going to work?” And I assure all of you that are listening that the returns on capital that were generating off this contract are significant due to a number of factors. But one, we’re not doing it the same way that has traditionally been done. We’re using newer technology and we don’t have to go ahead and re-invent centers or systems, we get to bill them out to the detail that we need to in order to do the business that is necessary.

David Trossman:    If you’re gong to process all this volume through six locations, do you know whether it was more than six or less than six under the previous contract?

…

Scott Meyerhoff:    No sir, I don’t. In regards to what previous competition is done, I don’t know how they process from a number of locations. I know some of our people do know that answer but I do not.

David Trossman:    And lastly, can you give me an update on the, on the iBill conversion? I think your last decision was to go ahead and tie that together with EPX. Can you give us the timing of that and whether there’s any near-term costs associated with it?

Lynn Boggs:    David, this is Lynn. From the integration of those two, we completed the processing piece in September where we moved their processor to EPX. That has been completed and running smoothly, is in place. We’ve, I think there was several other things we’ve looked at doing from a human resource standpoint. We’ve integrated much of the administration piece. We’ve brought in a vice-president of finance to actually manage, that business from Intercept standpoint. We think that’s been a huge value to put the two companies together with Intercept at the same time, not just EPX and iBill. But the biggest piece was, we did finish and complete the processing fees from their processor to EPX and that was finished, at the very, I think date wise, about September 1st. From a financial standpoint, I’ll let Scott answer it.

Scott Meyerhoff:    Lynn is right on it. We’ve done in early September, and as we talked about, we see a good bit of benefit relative to utilizing our own infrastructure to process those calls. As we previously have talked about, the EPX system is built up to handle volumes significantly greater than what they currently are handling. And big customer wins such as John Deere and Apple don’t even begin to dent the volume that it can handle because utilization still only in the 10% realm. Putting iBill on is really just a real nice benefit to us.

David Tossman:    Thanks.

Operator:    Your next question comes from Charles Trafton, please go ahead.

Charles Trafton:    Hi. Thanks. Good morning.

Scott Meyerhoff:    Good morning Charles.

Charles Trafton:    Another flawless conference call. Scott, did I hear you right? You said debt today is 49.5 million. And if that’s true, does that imply that you paid down about 19 million in debt since the end of the quarter.

Scott Meyerhoff:    I think some of that Charles is related to some of the CDs that came due, that we had back from August of 2001. And when we take those CDs, they are self-liquidated against any of the CD secured debt. So, clearly, we’ve made payments through cash flow from operations but we’ve also made payments through that mechanism as well.

Charles Tafton:    And, the 11% return on capital, you talk about it at FiServe, I mean, Sovereign. How does that compare against a core processing account? I know you don’t have any that is that large. And how would that compare against other item processing contracts that you signed recently?

Scott Meyerhoff:    I would say it’s very similar to what we’re doing in the item processing, check imaging world. As to core processing, I think it’s a little bit harder to tell because we don’t have a customer of that magnitude that, you know, all the dedicated resources and a lot of them are in a shared situation. But, clearly, I would estimate that core processing is higher incremental than check imaging. Although with the number of the initiatives that we’ve done, I think what we’re trying to do is increase the returns on capital in the margins from in the imaging business with things like Lynn had talked about on Net Image and clearing of images.

Charles Trafton:    Right. And the last question is the 8% internal growth and FI services and fees you talked about. Do you have a figure, even off the top of your head or back of the envelop what that might of been last quarter and then also this quarter a year ago?

Scott Meyerhoff:    On the service fees piece?

Charles Trafton:    Yes.

Scott Meyerhoff:    I would say last quarter and gosh, I would prefer just to get you the exact numbers than go ahead and pull, kind of, top of the envelop which I’ll go ahead and pull together here. If I don’t get it now, I’ll gladly distribute but I don’t. I don’t want to just guess on that because I know a number of people tie in to what those numbers are.

Charles Trafton:    Right.

Scott Meyerhoff:    One thing I would like to add as far as 2003. We’ve given guidance on the earnings per share of $1.28 to $1.32. That also assumes revenue of approximately 260 to $270 million excluding customer reimbursements. And believe that internal growth on a full year basis would be about 10%. Of course accelerating by the end of year to 13 to 15% upon the conversion of Sovereign, which we won’t get almost a full year benefit, or a full quarter benefit until fourth-quarter. But first-quarter 2004 will be the first quarter that we receive a full quarter benefit, which will put us, back to about a 15% internal growth rate at that time. And what I’m assuming in getting at those numbers is that we really don’t see any change in one-time software systems and items and should things pickup there, we would expect the internal growth to pick up as well.

Charles Trafton:    Actually I have two more quick ones, sorry. What about the market for the community banks processing areas? New charters are down because the big banks have stopped merging? What about the health of that business and the demand there? Where do you think you’ll end this year on a debt structure basis? Thanks.

John Collins:    This is John. I’ll try to address the question of these new charters and the community bank and market in general and then let Scott handle the second part of that. The new charters are down slightly. Actually, I don’t think that the numbers actually may bear that they’re down significantly but they are down. We’re still seeing a lot of new charters but understand that, and maybe Lynn can help me with a percentage here, but certainly not all our new sales are coming from new charters. As a matter of fact, I think community banking in general is very strong and community bank, and maybe part of that is because of what you said, there’s fewer acquisitions. But I don’t really believe we’ve seen a lot of acquisitions even in the past on really the smaller community banks, they’re the mid-tier bank that they get acquired by, the big national banks, the big banks, nationwide banks. So we’re still seeing good, good activity in the Denovo, still only representing maybe 20-25% of our new sales, which in fact means that, we’re taking banks away from other processors. And that’s always been our plan and that continues to be our plan. So even if there is a weakening in the community banks as far as Denovos, there’s still thousands and thousands of community banks so if we continue to take away from other processors, then I think we’re still in pretty good shape. That is our intent and has been our intent. I might point out, and I’ve said it many times publicly that since we got in the data processing business, the service bureau data processing business. We’ve not lost very many customers in the core processing part of our business. We’ve lost some to acquisitions from time to time but I can only recall one loss to the service and or price. And certainly, since we’re taking a number, and you can do the math, we don’t really talk a lot about those numbers but I just told you that 20-25% of the business is coming from Denovos that means that there’s significant number of banks being taken from other processors and when you look at those numbers, I think that we’re certainly taken substantially more than we’re loosing since we’ve only lost one in several years that I know of. Hope that answers the question about community banking. Scott?

Scott Meyerhoff:    Charles, the only thing I’d throw in there is that, when you talk about the charters (slowing), I don’t think we’ve seen the same effect in the South-Eastern United States where we clearly have a stronger presence than other areas in the country and continue to see good opportunity in our home market. As far as our capital structure, debt to EBITDA is now basically on a ratio of one to one, which we think, is a really strong ratio. We continue to generate significant cash flow from ops so we use that money as we see best but the first and foremost thing that we’re doing with it right now is investing into our growth and paying down debt. We’ll continue to go ahead and do both things and continue to go ahead and structure ourselves so that we have financial flexibility to grow this company the way we think we can grow it.

Charles Trafton:    Thanks.

John Collins:    One other quick comment about the Denovos relative to what Scott just said. We get a report from one of our partners here in the southeast, the Bankers Bank. They do actually Denovo reports, which may not be every Denovo in their region but it, certainly all those they’re working with. And probably for two years, that’s had the same number of banks on it. It drops off after the bank opens. This is a report of the banks that they’re working with and the stage that they’re in and that list continues to be about the same size. We worked with some consultants, I know of one that’s working with 85 banks. So it’s still pretty active even though it may have of dropped off a little bit.

Lynn Boggs:    Charles, another thing I wanted to say and we didn’t really hit on is that 20 to 25%. The great thing about those Denovo banks, even if they’re small and start ups, obviously will continue to grow, some faster than others. Where in a typical bank when we go out and sell core processing, we may only sell two or three other products at that time to that bank. If he’s a bank who’s been around for 10 years, he has other vendors he might be doing business with. In a Denovo bank, one of the great opportunities we have is the typical Denovo bank may take 10 or 12 of our products when they open the door. So we think it’s a very strong market and we pay a lot of attention to those Denovo customers and that’s why we’re still running probably about 20 to 25% of our customer base on new signs.

Charles Trafton:    Great. Thanks.

Operator:    Your next question comes from Lee Hicks, please go ahead.

Lee Hicks:    Yes, I have another community banking question for you guys. You know, a few months ago, they repealed a law in Georgia; the old law was that you couldn’t sell a bank until it had been opened longer than five years. But now, they’ve repealed that law and you can sell it after, you know, after any length of time under five years now? Do you think that’s going to affect the, you know, your competitive landscape, or you customer base down there, in Georgia?

Lynn Boggs:    Lee, it could possibly. Obviously if you’re going

from a five year opportunity to sell to three years, I think there’ll be some bankers that choose to sell out and that’s great with us too. Because we think every time one of those banks closes down, we have an opportunity to open several more banks within that region.

Lee Hicks:    Right.

Lynn Boggs:    We don’t see it as a negative. We actually, I think, in most cases, where we see those mid-tier community banks being bought out, we see the President, the Chief Financial Officer, the CIO, you know, the Chief Lending Officer, all of them are looking at that point in time to go out and open another bank. So I think it’s a great opportunity from that standpoint. Scott’s got

John Collins:    One other thing that’s happening in the south-east recently, the combination of Wachovia and First Union is created an environment where we may see more new charters in the south-east than we’ve seen in the past. Even though it might have slowed down nationwide, a lot of those people that Lynn just mentioned, the CEOs or in the case of a combination of Wachovia or First Union, a regional manager, a regional vice-president that’s run in, and I don’t know any of this personally so I don’t know the players, but a regional person that is running south Georgia for Wachovia and south Georgia for First Union, it’s very possible that some combination of those won’t still have the same job, or at least maybe they’re over at a different region. So a lot of those people may be looking to pull some directors together and some investors to start another community bank. So it’s not, it’s not all bad when banks Sometimes there’s a slight delay in revenue but often, we get more revenue generated from a start up bank than we may have gotten from a bank that’s been around for 20 years and had decided that they could do a lot of those things themselves.

Lee Hicks:    Right.

Lynn Boggs:    Because they were larger.

Scott Meyerhoff:    And Lee, one other additional comment. I know in previous research that you have put together you had talked about 65 banks in total being signed in a given year. I think in 120 days, we signed 22. So I think, you know, a lot of the (pieces) of the commentary on the market itself, where you go ahead and you look at things, I think some of the research that you and others have put together on this space has been dead wrong. I think we’ve shown in the last 120 days that if that was the case and we kept that up that no one else would sell anything in this whole space. So we remain strong and bullish on the core processing market and customer signings and customer takeaways and I think we’ve demonstrated that over the last four months.

Lee Hicks:    The 22 banks that you guys signed up this quarter, how many of those were in-house people switching to outsource? I assume that 22 are all outsource customers.

Scott Meyerhoff:    No, combination of in-house and outsourcing customers.

Lee Hicks:    Okay. Well that 65 number is just outsource and it’s just existing banks. It doesn’t count Denovo banks and start-up this year. One other question, is your guidance still the same for iBill and EPX?

Scott Meyerhoff:    I believe we’ve given consolidated guidance. I didn’t go ahead and give guidance by segment or component. They’ve exceeded, I believe, all the estimates that we put out there for them year-to-date and remain comfortable that both that business and the banking business remain good.

Lee Hicks:    What’s the The numbers that I’ve got. Last year, I have, that you guys made ($1.05) after we add back FAS 142.

Scott Meyerhoff:    I think that’s a little misleading. And we’re not go ahead and give too many things. It’s a little misleading because the share count went up 25% year-over-year. So you can’t grow amortization like you can revenue and profit with the additional shares outstanding.

Lee Hicks:    So you guys now, you’re saying, okay, this year your new guidance is $1.11 to $1.15 so, if we take the middle, say $1.13, you’re still going to get $0.03 from iBill and EPX?

Scott Meyerhoff:    Once again sir, we haven’t gone ahead and given specific guidance on the different divisions. What we had originally said was we’d see $0.01 or $0.02 for EPX and iBill.
Lee Hicks:    Right.

Scott Meyerhoff:    And had not gone ahead and given any different guidance at all on that.

Lee Hicks:    Okay. How come, you know, I guess, internal

revenue growth from the bank business is, you know, is 14% in the first two quarters, and I noticed the total is 8% this quarter? I guess after you take out merchant processing, it’d be 5 to 7%. But it looks like EPX growth from the bank business is going to go from about $1.05 to $1.10 we’ll say. You know from, after you back out all of iBill and EPX. So what’s the, you know, what the difference between the internal growth rate percentage and the EPX growth rate percentage?

Scott Meyerhoff:    Well Lee, I think you’re completely off base with your numbers.

John Collins:    In addition to that, I think that the purpose of this call is not for you go through your analysis and how you see the numbers coming together. I believe Scott has answered the question.

Lee Hicks:    Okay. Thanks though.

Operator:    Once again, for any questions, please press *1.

There are no further questions.

John Collins:    All right. Well thank you very much. Again, I apologize for earlier inconvenience in the technical problems. We’ll work hard on that and try to make sure that doesn’t occur again. But thank you very much for joining us on this call. Look forward in talking to you in the future. Good day.

Operator:    This concludes today’s conference; please disconnect your lines and thank you for your participation.